Exhibit 23(i)

[LUMSDEN & McCORMICK, LLP LETTERHEAD]

To the Board of Directors of
Taylor Devices, Inc.

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 - Amendment No. 2 of (i) our report dated July 19, 2007, which appears in the Annual Report to the Securities and Exchange Commission of Taylor Devices, Inc. on Form 10‑KSB for the fiscal year ended May 31, 2007, and (ii) our report dated July 19, 2007 on the financial statements of Tayco Developments, Inc.  We also consent to the reference to us under the heading "Experts" in such registration statement and the Joint Proxy Statement/Prospectus contained therein.

/s/Lumsden & McCormick, LLP
LUMSDEN & McCORMICK, LLP
Buffalo, New York
January 17, 2008

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